Exhibit 5.1

August 28, 2009

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re:           Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to NeoStem, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (File No. 333-160578) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  As described in more detail below, the Registration Statement relates to the registration of certain securities of the Company, including 13,953,505 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), 8,177,512 shares of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), the Company’s Class E Warrants (the “Class E Warrants”), and 10,694,069 shares the Common Stock issuable upon the conversion of the Series C Preferred Stock and the exercise of the Class E Warrants (such Common Stock, the “Conversion Stock”), in connection with the proposed merger (the “Merger”) of China Biopharmaceuticals Holdings, Inc., a Delaware corporation (“CBH”), with and into CBH Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated November 2, 2008, as amended by Amendment No. 1 dated as of July 2, 2009 and Amendment No. 2 dated as of August 27, 2009 (as such agreement may be further amended from time to time, the “Merger Agreement”).  The Registration Statement registers the offering by the Company of the following securities:  up to (i) 7,150,000 shares of Common Stock to be issued to the stockholders of CBH; (ii) (A) 6,458,009 shares of Common Stock, (B) 8,177,512 shares of Series C Preferred Stock and (C) 9,086,124 shares of Conversion Stock underlying the Series C Preferred Stock to be issued to RimAsia Capital Partners, L.P. (“RimAsia”) as the sole holder of CBH’s Series B Convertible Preferred Stock; (iii) (A) 1,607,945 Class E Warrants and (B) 1,607,945 shares of Conversion Stock underlying the Class E Warrants to be issued in exchange for the issued and outstanding CBH warrants (other than the CBH warrants held by RimAsia); (iv) 17,158 shares of Common Stock to be issued to certain individuals in exchange for the cancellation of $90,000 of indebtedness; and (v) 328,338 shares of Common Stock to be issued to (A) Suzhou Erye Economy and Trading Co. Ltd. (“EET”) or its designee for its assistance with the Merger and (B) certain principals of EET.

We have reviewed such corporate records and documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in the Merger Agreement and certificates of officers of the Company.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Common Stock, the Series C Preferred Stock and the Class E Warrants described above have been duly authorized and, upon issuance and delivery to the parties as set forth above and in accordance with the Merger Agreement, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.  Additionally, based on the foregoing, we are of the opinion that the Conversion Stock has been duly authorized by all requisite corporate action and, when issued pursuant to the terms of either the Certificate of Designations for the Series C Preferred Stock or the Class E Warrants, as applicable, the Conversion Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Lowenstein Sandler PC